FOR IMMEDIATE RELEASE

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Announces

Ted Tozer Is Joining Its Board of Directors

Westlake Village, CA (July 19,  2017) – PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Theodore W. Tozer, formerly President of the Government National Mortgage Association (Ginnie Mae), will join its Board of Directors effective August 1, 2017.

Mr. Tozer served as Ginnie Mae’s President for seven years before leaving his post earlier this year.  As part of the Department of Housing and Urban Development, Ginnie Mae supports U.S. housing programs by creating a secondary market to buy and sell residential mortgages.  At Ginnie Mae, Mr. Tozer managed $1.8 trillion in guarantees of mortgage-backed securities.

“I am thrilled that Ted Tozer has been elected to our Board of Directors,” said PFSI Executive Chairman Stanford L. Kurland.  “Ted is a veteran of the mortgage banking industry who brings a wealth of experience and a deep understanding of all aspects of housing finance in America.  On behalf of my fellow directors,  I enthusiastically welcome his arrival.”

Before joining Ginnie Mae, Mr. Tozer spent more than 30 years in the financial services industry.  He served as Senior Vice President of capital markets at National City Mortgage Company, as a member of the National Lender Advisory Boards of Fannie Mae and Freddie Mac, and as Chairman of the Capital Markets Committee of the Mortgage Bankers Association of America.  Mr. Tozer received a B.S. degree in Accounting and Finance from Indiana University, and is a Certified Public Accountant and a Certified Management Accountant.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. PennyMac Financial Services, Inc. trades on the New York Stock Exchange under the symbol “PFSI.” Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.